Exhibits 4.20

Operationalization Agreement bound to the Goods and Service Supply Agreement related to the
Provisioning and Implementation of a GSM Mobile Telephone System

CONTRACT FOR THE SUPPLY OF GOODS AND SERVICES
RELATED TO THE SUPPLY AND IMPLEMENTATION OF A
GSM MOBILE TELEPHONE SYSTEM

By and Between

MAXITEL S.A.

TIM SUL S.A.

TIM CELULAR S.A.

TELPE CELULAR S.A.

TELERN CELULAR S.A.

TELEPISA CELULAR S.A.

TELECEARÁ CELULAR S.A.

TELASA CELULAR S.A.

TELPA CELULAR S.A.

and

ERICSSON TELECOMUNICAÇÕES S.A.

ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA

* REPRESENTS OMITTED INFORMATION, WHICH IS THE SUBJECT OF A REQUEST
FOR CONFIDENTIAL TREATMENT WITH THE SEC

CONTENTS

1.	DEFINITIONS	5

2.	CONTRACT DOCUMENTS	7

3.	CONTRACT OBJECT	8

4.	PRICES	9

5.	EXCHANGE RATE VARIATION AND READJUSTMENT	10

6.	ECONOMICAL-FINANCIAL BALANCE	10

8.	PAYMENT PROCEDURES	11

9.	PAYMENT CONDITIONS	12

10.	DELAYED PAYMENTS	12

11.	DEDUCTION/WITHHOLDING	13

12.	COMPLIANCE WITH BNDES NORMS	13

13	LOCAL PRODUCTION	14

14.	HINDERED SITES AND/OR SITES IMPOSSIBLE TO BE USED FOR REASONS NOT IMPUTABLE TO THE CONTRACTED PARTY	15

15.	PLANT TESTS AND INSPECTIONS	15

16.	PACKAGING	16

17.	OWNERSHIP AND HAZARD	16

18.	TAXES	16

19.	OBLIGATIONS OF THE CONTRACTED PARTY	17

20.	OBLIGATIONS OF THE CONTRACTING PARTY	19

21.	PROJECT MANAGEMENT	20

22.	MILESTONES	21

23.	PROGRESS, INSPECTIONS AND TESTING REPORT	21

24.	ACCCEPTANCE	21

25.	PENALTIES	22

26.	TECHNICAL WARRANTY	24

27.	SPARE PARTS	27

28.	PERFORMANCE BOND	27

29.	INSURANCE	28

30.	INDEMNITIES AND LIABILITY LIMITATION	29

31.	FORCE MAJEURE	30

32.	RIGHTS OF INTELLECTUAL PROPERTY	31

33.	LICENSE FOR SOFTWARE AND DOCUMENTATION USE	32

34.	INFRINGEMENTS TO RIGHTS OF INTELLECTUAL PROPERTY	33

35.	SUBCONTRACTING	35

36.	CONFIDENTIALITY	35

37.	INTERCEPTION	36

38.	AGREEMENT EFFECTIVE DATE AND DURATION	36

39.	TERMINATION	37

40.	JOINT RESPONSIBILITY	37

41.	NOTIFICATIONS	38

42.	GENERAL PROVISIONS	38

43.	ARBITRATION	39

On the one part,

A) MAXITEL S. A., a private corporation having its registered office at Av. Raja Gabáglia 1781, 13th floor, Bairro Luxemburgo, in the city of Belo Horizonte, State of Minas Gerais, enrolled with the CNPJ under card No. 01.009.686/0001-44 and with the State Registry under card No. IE 062.795318.00-05, hereinafter individually called “MAXITEL”;

B) TIM SUL S.A. (the new corporate name of TELEPAR CELULAR S.A., a company that incorporated TELESC CELULAR S.A. and CTMR CELULAR S.A.), a corporate body having its registered office at Rua Comendador Araújo 299, Downtown, in the city of Curitiba, State of Paraná, enrolled with the CNPJ under card No. 02.332.397/0001-44 and with the State Registry under card No. IE 9015031848, hereinafter individually called “TIM SUL”;

C) TELPE CELULAR S.A., a private corporation having its registered office at Av. Conde da Boa Vista 800, 2nd floor, Boa Vista, in the City of Recife, State of Pernambuco, enrolled with the CNPJ under card No. 02.336.993/0001-00 and with the State Registry under card No. IE 18.001.024.3582-4;

TELERN CELULAR S.A., a private corporation having its registered office at Rua Prudente de Moraes 2700, rooms 8 and 9, Barro Vermelho, in the City of Natal, State of Rio Grande do Norte, enrolled with the CNPJ under card No. 02.332.973/0001-53 and with the State Registry under card No. IE 20.079.764-6;

TELEPISA CELULAR S.A., a private corporation having its registered office at Av. Frei Serafim 1989, Downtown, in the City of Teresina, State of Piauí, enrolled with the CNPJ under card No. 02.368.412/0001-04 and with the State Registry under card No. IE 19.44.0920-1;

TELECEARÁ CELULAR S.A., a private corporation having its registered office at Av. Barão de Studart 2575, Dionízio Torres, in the City of Fortaleza, State of Ceará, enrolled with the CNPJ under card No. 02.338.114/0001-71 and with the State Registry under card No. IE 06.998.161-2;

TELASA CELULAR S.A., a private corporation having its registered office at Av. da Paz 2262, Sobral, in the City of Maceió, State of Alagoas, enrolled with the CNPJ under card No. 02.328.592/0001-09 and with the State Registry under card No. IE 240.931.43-2;

TELPA CELULAR S.A., a private corporation having its registered office at Av. Presidente Epitácio Pessoa 3160, Tambauzinho, in the City of João Pessoa, State of Paraíba, enrolled with the CNPJ under card No. 02.322.271/0001-99 and with the State Registry under card No. IE 16.119.131-2;

Hereinafter collectively referred to as “TIM NORTHEAST CARRIERS”; and

D) TIM CELULAR S.A. (the new corporate name of PORTALE SÃO PAULO S.A., a company that incorporated PORTALE RIO NORTE S.A. and TIM CELULAR CENTRO SUL S.A.), a private corporation having its registered office at Av. Giovanni Gronchi 7143, Vila Andrade, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ under card No. 04.206.050/0001-80, hereinafter called “TIM CELULAR”;

herein represented as provided in its Articles of Incorporation, hereinafter collectively referred to as “Contracting Party”; for reference purposes only and without prejudice to each being deemed autonomous and independent contractors;

And on the other part,

E) ERICSSON TELECOMUNICAÇÕES S.A., a corporation having its office at Rua Maria Prestes Maia 300, in the City of São Paulo, State of São Paulo, enrolled with the CNJP under card No. 33.067.745/0001-27; and

F) ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., a corporation having its office at Rua Maria Prestes Maia 300, 4th floor, Left Wing, in the City of São Paulo, State of São Paulo, enrolled with the CNJP under card No. 03.619.317/0001-07;

herein represented as provided in its Articles of Incorporation, hereinafter collectively referred to as “Contracted Party”.

Contracting Party and Contracted Party, hereinafter individually called “the Party”, or collectively referred to as “the Parties”.

Whereas:

(i)

Contracting Party has been licensed by the National Telecommunications Agency – Anatel to operate the Personal Mobile Service (SMP) all over Brazil, according to the areas of carrier operations provided under letters “A”, “B”, “C” and “D” of the preamble to this Contract;

(ii)

the carriers contemplated in letters “A”, “B” and “C” of the preamble to this Contract have submitted a request for quotation to Contracted Party, as substantiated in the Request for Quotation (RFQ) No. RFQ-NW-089/02, for the supply of a Mobile System under the GSM Technology 1800 MHz, whose negotiated terms and conditions shall equally apply to TIM CELULAR, except if otherwise provided in this Contract;

(iii)

in reply to the above-mentioned RFQ, Contracted Party submitted to Contracting Party, on November 28, 2002 its Proposal No. W2194, which was subjected to successive negotiations between the Parties, with the supply of “Core” equipment for all locations mentioned in the RFQ being eventually awarded to Contracted Party, as well as “BSS” equipment for the States of Minas Gerais, Sergipe and Bahia together with all related services for both “Core” and “BSS”; and

(iv)

on November 27, 2002 TIM CELULAR and Contracted Party have executed a Contract for the Supply of Goods and Services (Contract for the Supply of a GSM Mobile Telephone System in Brazil) (“Previous Contract”) for the supply of “Core” and “BSS” equipment and related services. Pursuant to negotiations between them, TIM CELULAR and Contracted Party have agreed that all Purchase Orders placed by TIM CELULAR as of the date when this Contract was executed, as provided in subclause 38.1.1, shall be ruled by this Contract rather than by the Previous Contract, which will remain in full force and effect for all Purchase Orders issued before this date.

Now, therefore, the Parties have agreed to enter into the present Contract for the Supply of Goods and Services in relation to the supply and implementation of a GSM mobile telephony system (“the Contract”), under the following terms and conditions:

1. DEFINITIONS

1.1.	The terms below shall have the meaning given such terms in this Clause and in the whole Contract and its Annexes

Affiliated – means any subsidiary affiliated to the head office of Contracting Party and/or Contracted Party.

Contract Amendment – means a document duly signed by the legal representatives of the Parties, whereby any amendments, additions or modifications in Contract terms and conditions shall be an integral part of the Contract.

Software Update – means any corrections introduced in the Software on basis of failure reports issued by Contracted Party and users, to be issued in the form of Software Updates by Contracted Party. A Software Update shall contain the appropriate load file, implementation instructions and user documentation.

Goods – means the Hardware, Spare Parts, Documentation and Software to be supplied under this Contract.

Commissioning – means all services related to Network Element integration;

Contract – means this Contract executed between Contracting Party and Contracted Party, including all Annexes incorporated into the mentioned Contract, Applicable Document, as well as any Contract Amendments.

Date of Acceptance – means the date(s) on which the System or Part of the System shall be effectively accepted or deemed accepted as provided in Clause 24.

Date of Completion – means the date(s) specified in the Implementation Plan under which the System or Part of the System, as the case may be, shall be implemented and deemed ready to be approved in System tests (or in a test of System expansion, when applicable), taking into account all appropriate expansions or extensions.

Base-Date – November 11, 2002.

Documentation – means all relevant or required documentation for System Implementation, including but not limited to technical manuals, designs and drawings.

Network Element – means any Goods delivered and/or installed and/or tested as a stand-alone part with a specific functionality within a GSM system, such as but not limited to: MSC (Mobile Switching Centre), HLR (Home Location Register), VLR (Visitors Location Register), BSC (Base Station Controller), BTS (Base Transceiver Station), AUC (Authentication Centre), OMC (Operation and Maintenance Centre), GSM/PSTN Interface, GSM/PLMN Interface, SMS (Short Message System), VMS (Voice Mail System), BGw/SOG Billing System, Microwave Backbone etc.

Contracted Party Equipment – means the tooling, instrumentation, test equipment and any other item belonging to or acquired by Contracted Party or its subcontractors as required to perform under the Contract and not intended to be incorporated into the System or otherwise acquired by Contracting Party.

Technical Specification – means the System technical and functional specification, as specified in Annex 4.

Hardware – means all materials and equipment items included in the System, as specified in Annex 1.

Implementation – means the installation and Acceptance Tests to be carried out under the Contract.

In Service Certificate – a Certificate issued by Contracted Party to notify Contracting Party that the Site has been initially accepted under conditions that are equivalent to TAI (Statement of Initial Acceptance). Such document shall have the same effectiveness as the TAI and shall comply with the provisions in Annex 5.

Item – means any item related to Hardware, Software, Spare Parts, Services, Documentation or test equipment.

Lead Times – means the established term for the delivery or Implementation of an Item, as provided in Annex 3.

Place(s)/Site – means the effective location(s) where the System or Part of the System shall be implemented.

Notification of Final Acceptance (DAF) – means the Certificate issued by Contracted Party to notify Contracting Party that the Site has been finally accepted under conditions that are equivalent to TAF (Statement of Final Acceptance). Such document shall have the same effectiveness as the TAF and shall comply with the provisions in Annex 5.

Part of the System – means any System functional unit that, by being Implemented in a specific site or otherwise, is clearly separated from other parts of the System.

Spare Parts – means any replacement Items as defined in Annex 5 and specified in Annex 1.

Purchase Orders – means a Contracting Party express request, as set forth in Annex 3, for the acquisition of Goods and/or Services.

Implementation Plan/Schedule – means the schedule agreed by the Parties for the Implementation of the System or Part of the System.

Failure Report – means the report(s) to be submitted by Contracting Party to Contracted Party for purposes of indicating a failure related to the operation of a Software program included in the System. Such reports shall comply with the pattern set forth in Annex 4.

Service – means Implementation and Commissioning

System – means the Hardware and Software to be supplied and implemented under this Contract.

BTS Site – means the Goods and Services to be delivered by Contracted Party to any specific site, in accordance with Annex 1 to this Contract.

SMC – means Cellular Mobile Service, as defined by Anatel.

SMP – means Personal Mobile Service, as defined by Anatel.

Software – means any computer, module or software packet program or any part thereof in the same binary code and included in the System as specified in Annex 1.

Software Bound to License Increments (“Pay-as-it-grows”) – means the Software for which the acquisition of license increment is contingent on Contracting Party needs.

TAF – means the Statement of Final Acceptance to be issued by Contracting Party in accordance with Annex 5.

TAI – means the Statement of Initial Acceptance to be issued by Contracting Party in accordance with Annex 5.

Territory – means, in this Contract, the Federative Republic of Brazil.

Acceptance Tests – means all tests and inspections to be made according to the procedures specified in Annex 5.

Update – See “Software Update”.

Upgrade – means a Software update containing new significant features or applications.

1.2. Other terms in capital letters used in this Contract shall have the meanings respectively given to them elsewhere in this Contract.

1.3. Words used in the singular number only shall also include the plural number and vice versa, as required by the context.

1.4. The headings or titles in this Contract are used for purposes of convenience and identification only and are not intended to describe, construe, define or limit the scope, extent or intent of this Contract or of any provisions thereof.

2. CONTRACT DOCUMENTS

2.1 The following sections shall be an integral part of the present Contract:

Annex 1 – List of Unit Prices, Discounts, Vouchers and Incentives

Annex 2 –Responsibilities Matrix

Annex 3 – Procedures for Issuing Purchase Orders, Confirmation, Amendment and Lead-Times

Annex 4 – Technical Specifications

Annex 5 – Test and Acceptance Procedures

Annex 6 – Performance Bond

Annex 7 – Applicable Documentation

2.2. Without prejudice to both Contracting Party and Contracted Party, the above-listed Annexes may be modified independent from each other or as a whole, always subject to the express consent of both contracting parties, as provided in subclause 42.1.

2.3. All documents referred to in the present Clause 2 are deemed sufficient, in complement to this Contract, to define their extent and intent and, therefore, govern the adequate performance of the contracted object.

2.4. In case of conflict and/or discrepancy between the Contract and its Annexes, the provisions in the Contract shall prevail over the provisions in the Annexes, except as regards any subject matter of a technical nature clearly defined in such Annexes.

2.4.1. The Parties hereby agree that, in case of conflict and/or discrepancy between the provisions in Annexes 1, 2, 3, 4, 5, 6 and those in Annex 7, the terms and conditions provided in those Annexes shall prevail over the provisions in Annex 7.

2.4.2. In case of any doubt arising out of Contract performance, this shall be so settled as to meet the necessary specifications for the good performance of the Contract object.

3. CONTRACT OBJECT

3.1. The present Contract sets forth the obligation of Contracted Party to supply the Goods and Services to Contracting Party in accordance with the Purchase Orders issued by Contracting Party and accepted by Contracted Party. Contracting Party shall only be committed in relation to Goods and Services described in Purchase Orders that are duly issued at its sole discretion and accepted by Contracting Party, with no implication whatsoever as regards the estimated values for the issuing of the Performance Bond provided in Clause 28. Any other document issued by Contracting Party containing a list of Goods and Services and related quantities shall be equally deemed a mere estimate not implying any obligation or responsibility on the part of either Contracted Party or Contracted Party.

3.2. The Parties hereto mutually agree that there will be no commitment between them to reimburse any expense possibly incurred by the other Party as a result of this Contract execution, unless otherwise provided in this Contract.

3.3. The supply of Goods and the rendering of Services shall only be started by Contracted Party against the issue of the related Purchase Orders by Contracting Party and their acceptance by Contracted Party. According to the relevant Purchase Order duly accepted and in conformity with the high standards to be expected from a technically qualified, experienced and competent vendor, Contracted Party shall supply, install, commission and test the System, including its Hardware, Software, Spare Parts and Services, as provided in this Contract.

3.4. The total Contract value shall be defined by the summation of all Purchase Orders accepted by Contracted Party.

3.5. Contracting Party may temporarily suspend those activities whose Purchase Orders have already been submitted, subject to the procedure set forth in Annex 3.

3.6. Contracted Party shall be liable for all necessary expenses incurred in performing the object of the present Contract, including without limitation the housing, meals and transportation of its employees, legal representatives, assigns or subcontractors. In no event shall Contracting Party be liable for the aforementioned expenses, except as provided in subclause 4.4.1 of this Contract and unless otherwise agreed between the Parties.

3.7. The Parties agree that Contracting Party may request additional Hardware, Software, Services, Documentation and Spare Parts of Contracted Party manufacture not included in Annex 1, in which case Contracted Party shall supply such additional Items in compliance with the provisions in this Contract in accordance with specific price quotations and delivery terms and provided such Items are related to the object of this Contract. In the event of any additional Item having to be imported, Contracting Party hereby acknowledges that the necessary conditions to meet FINAME/BNDES requirements might not be met.

4. PRICES

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5. EXCHANGE RATE VARIATION AND READJUSTMENT

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6. ECONOMICAL-FINANCIAL BALANCE

6.1. All prices and commercial conditions established in this Contract are based on the economical-financial conditions prevailing on the Base Date. Therefore, in the event of occurring substantial changes in such conditions that would affect the Contract economical-financial balance, the Parties hereto shall have to negotiate such ways and means to maintain the original Contract balance as to ensure a fair relationship between them.

7. Invoicing

7.1. Each sales bill/invoice issued by Contracted Party shall contain the following information:

(i) The Purchase Order number and date and the reference of the relevant Item in the Purchase Order;

(ii) The Item from the List of Unit Prices and its corresponding value;

(iii) The FINAME Code Number, if applicable to the acquired Item and if already published;

(iv) The Contracting Party internal order number, provided that expressly and timely notified to Contracted Party; and

(v) the Site corresponding to the acquired Goods or to the Services rendered when indicated by Contracting Party in the Purchase Order.

7.2. In the event of occurring a delayed submission of the sales bill/invoice and/or errors being identified therein, the following procedure shall be adopted:

(a) Should it be possible to correct the sales bill/invoice submitted by Contracted Party through a letter of correction, then Contracting Party shall notify Contracted Party of such correction within five (5) workdays counted from the date when the sales bill/invoice was received, and Contracted Party shall deliver the mentioned letter to Contracting Party within three (3) workdays from the date the Contracting Party request was received.

(b) In the event of not being possible to correct the sales bill/invoice submitted by Contracted Party by means of a letter of correction therefore requiring the submission of a new sales bill/invoice, then Contracting Party shall return the irregular sales bill/invoice to Contracted Party within five (5) days from the date it was received to enable a new document to be issued.

7.3. The new sales bill/invoice submitted by Contracted Party shall be paid by Contracting Party according to the payment terms set forth in subclause 9.1 of this Contract and in accordance with the object of the mentioned sales bill/invoice.

7.4. The detection of errors in sales bills/invoices, the absence of documents and/or errors or delays in the information submitted by Contracted Party shall in no event imply the payment of any penalty whatsoever by Contracting Party.

7.5. Contracted Party shall reimburse Contracting Party for any penalty applied by tax authorities or by any other competent authority as a result of the submission of an irregular sales bill/invoice, or for failing to submit it, being liable for any and all cost/loss arising out of such event.

8. PAYMENT PROCEDURES

8.1. All payments shall be credited to a bank account specified in writing by Contracted Party.

8.2. The information regarding the bank account specified by Contracted Party shall be updated by providing Contracting Party with a fifteen (15) days advance notice whenever the need will exist for Contracted Party to modify the information previously submitted to Contracting Party.

8.3. Contracting Party shall not be liable for any fines for delayed payments resulting from information incorrectly submitted by Contracted Party in connection with bank options.

8.4. The amount credited to Contracted Party’s bank account, after being duly available to Contracted Party, shall be deemed payment in full of all obligations relating to the payment of the portions effected by Contracting Party under the payment conditions set forth in Clause 9 of the present Contract.

8.5. Except in case of advance payments made by Contracting Party, Contracted Party will be notified by Contracting Party of the list of sales bills/invoices covered by each payment, within thirty (30) days after being effected.

8.6. In the event of Contracted Party receiving any type of tax benefit directly related to the Goods and Services under this Contract, Contracted Party shall be responsible for complying with all applicable requirements to ensure that Contracting Party will accrue the same aforementioned benefit, if so desired and stated in writing.

9. PAYMENT CONDITIONS

9.1 Payments shall be effected by Contracting Party to Contracted Party in accordance with amounts in DDP conditions (Incoterms 2000) specified in sales bills/invoices, as follows:

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9.1.5 Additional Services

The payment terms for additional Services shall be formally agreed upon between the Parties.

10. DELAYED PAYMENTS

10.1. Any delayed payment shall be updated at the rate of one hundred and ten percent (110%) of the CDI (Interbank Deposit Certificate) over the amount in delay, from its maturity date to the date payment is effected. In the event of delayed payments being made by Contracting Party as provided in this subclause, Contracted Party may, without prejudice to all other remedies, suspend its performance under the Contract, in whole or in part, until the date when such amounts are paid in full.

10.2. In the event of occurring a delayed payment as provided in subclause 11.3, Contracted Party shall be subject to the application of the delay charges described in subclause 10.1 above, to be applied to the amount due.

11. DEDUCTION/WITHHOLDING

11.1 Contracting Party will authorize payments only against the submission by Contracted Party of (i) the sales bill/invoice; and (ii) notarized copies of the payroll indicating the employees of Contracted Party or subcontractors that are rendering Services under this Contract, and of the documents of social security acquittance with the INSS (National Social Security Agency) and FGTS (Employment Security Fund) relative to the month immediately prior to the date when the sales bill/invoice was issued. The documents mentioned under item (ii) shall be submitted to Contracting Party on or before the twentieth (20th) day of the month of the maturity date in question.

11.1.1. Should Contracted Party fail to comply with the provision in subclause 11.1 above, Contracting Party shall be authorized to withhold one hundred percent (100%) of all payments due to Contracted Party, until the date when the corresponding obligation is fully complied with by Contracted Party, unless otherwise agreed by Contracting Party and Contracted Party.

11.2. Contracting Party may, at its sole discretion, withhold and/or deduct from any payments due to Contracted Party:

(a) the amount of any applicable penalty as provided in this Contract;

(b) the amount of any damages caused by Contracted Party to Contracting Party arising out of this Contract;

(c) the costs related to insurance policies that will be the responsibility of Contracted Party under this Contract and that may have to be contracted or renewed by Contracting Party, provided that evidence is obtained that Contracted Party failed to comply with their respective obligations; and

(d) the amounts charged to Contracting Party as a result of labor or social security taxes or claims regarding obligations not complied with by Contracted Party under this Contract, or under the applicable legislation.

11.3. Contracting Party may deduct the amounts due by Contracted Party under this Contract from any future payment. Should such amount exceed the value of sales bills/invoices, Contracted Party shall pay the difference within sixty (60) days counted from the date when the corresponding notice is received by Contracting Party.

11.4. Prior to effecting any deduction and/or withholding any amount as provided in this Clause 11, Contracting Party shall timely notify Contracted Party of such deduction and/or withholding to be effected.

12. COMPLIANCE WITH BNDES NORMS

12.1. Contracted Party shall act in conformity with all relevant rules of the National Bank for Economic and Social Development (BNDES), the compliance of which will be required on the part of vendor to enable Contracting Party to apply for BNDES financing (“BNDES Norms”).

12.2. All sales bills/invoices issued by Contracted Party in connection with the acquisition of locally manufactured Items shall include the FINAME (Special Industrial Financing Agency) Code Number, as per nomenclature indicated in the Computerized Manufacturer Registry – CFI/FINAME, provided such code is published before the date when sales bills/invoices are issued. Contracted Party shall provide all technical and financial data on the Items acquired by Contracting Party together with the relevant sales bills/invoices, as required by BNDES or by FINAME. Contracting Party shall not accept more than one sales bill/invoice for parts of the same Item, except as otherwise agreed by the Parties. All sales bills/invoices related to the acquisition of locally manufactured Items shall be subject to return or to an extension in their maturity dates in the event of being non-compliant with BNDES Norms or other procedures defined in the present Contract.

12.3. Contracted Party shall be responsible for the accuracy and authenticity of all data submitted to Contracting Party in connection with such compliance with Contracted Party’s responsibilities.

12.4. In the event of Contracted Party not complying with its obligations as provided in this Clause 12, and for which Contracted Party shall be responsible under the present Contract, thus preventing Contracting Party from applying for any financing under BNDES Norms for reasons attributable to Contracted Party, then Contracting Party shall have the right to terminate the present Contract provided that Contracted Party is not capable of remedying such violation within sixty (60) days counted from the date when a written notice is given by Contracting Party on the impossibility of obtaining the necessary financing under BNDES Norms due to the non-compliance on the part of Contracted Party of the obligations defined in Clause 12, without prejudice to all losses and damages caused to Contracting Party as a result of such non-compliance.

12.5. Contracted Party shall not be deemed in violation of the responsibilities defined in this Clause 12 in the event of the application by Contracting Party for financing from BNDES being rejected or delayed for the following reasons:

(a) Any modification in the legislation, or acts from government agencies and/or authorities enforced after the execution of this Contract, which will considerably affect the capability of either Contracted Party or Contracting Party to comply with BNDES Norms; and

(b) Force Majeure reasons.

13 LOCAL PRODUCTION

13.1 The Parties hereto agree that the production line of GSM Hardware in Brazil, effective on the date this Contract was executed and as described in Annex 1 may be discontinued at the sole discretion of Contracted Party should Contracting Party demand not justify the maintenance of the mentioned production line. The Parties hereto agree that, in the event of Contracted Party having to import any Hardware as a substitute for local production, then Contracted Party shall be committed to comply with the conditions provided in this Contract. Contracted Party shall further be committed, in this case, to comply with the provisions in this Contract regarding FINAME and BNDES.

13.2. Contracting Party shall be committed to provide Contracted Party with a forecast, not involving the purchase obligatoriness relative to its future demand, to enable Contracted Party to comply with the Lead Times agreed upon in this Contract. The procedures for the submission of such forecast shall be agreed upon by the Parties.

14. HINDERED SITES AND/OR SITES IMPOSSIBLE TO BE USED FOR REASONS NOT IMPUTABLE TO THE CONTRACTED PARTY

14.1. In case a Site is hindered and/or has been declared impossible to be used for reasons not imputable to the Contracted Party and in case the Contracting Party requests in writing that the Contracted Party removes and delivers the Items to an alternate Site, the Contracting Party will bear all incurred costs by the Contracted Party, provided they have been duly proved and have been previously approved by the Contracting Party, including such costs (i) all the Services required for the removal, transportation and additional storage of those Items, (ii) materials which reuse will be deemed impossible in the alternate Site, and (iii) mobilization of personnel and any other costs incurred by the Contracted Party for the purposes defined in herein Clause 14.

14.1.1. In case the Items are not transferred to any other Site, according to the provisions of sub-clause 14.1 above and the Site hindrance remains and/or the situation of being impossible to use the Site remains, for reasons not to be imputed to the Contracted Party for more than sixty (60) days from the notice of hindrance or impossibility of use, and for such reason the Contracted Party is prevented to execute the acceptance procedures, the Contracting Party will pay the Contracted Party, within thirty (30) days from receipt of the relevant Bill/invoice, the amounts related to the event, regarding the relevant “Term of Initial Term” or the relevant “In Service Certificate” of the Items supplied to the Site in question.

14.1.2. In case hindrance of the Site remains and/or the situation of being impossible to use the Site remains, for reasons not to be imputed to the Contracted Party, in excess of ninety (90) days from receipt of the notice of the hindrance and/or impossibility of use, the Contracting Party will pay the Contracted Party, up to thirty (30) days from issue of the relevant Bill/invoice, the amounts related to the Final Acceptance of the Items supplied to the mentioned Site. Contracting Party will be responsible for the safety of all Items delivered by the Contracted Party until the Site’s situation is cleared and the condition of hindrance and/or the condition of impossibility of use is released. Damage inflicted upon the Items during the period under the Contracting Party’s security will be the responsibility of the Contracting Party. The Contracted Party takes on the responsibility for execution of the procedures for acceptances as soon the relevant authorities release the hindrance and or impossibility of its use,

15. PLANT TESTS AND INSPECTIONS

15.1 The Contracted Party will test Hardware, Software and Spare Parts in compliance with the standard procedures related to the Contracted Party’s plant tests. The Contracting Party will have the right its presence during execution of the mentioned plant tests. The Contracting Party will notify the Contracted Party about the arrival of its representative at least tem (10) days in advance. The Contracting Party will be responsible for all travel expenses and other charges incurred by the Contracting Party or its representatives.

15.2 The Contracted Party guarantees that the Hardware, Software and the Spare Parts will be delivered to the Contracting Party only in case if they have been duly approved in the plant tests and under any other relevant quality controls executed by the Contracted Party.

16. PACKAGING

16.1 All Items will be adequately packaged in compliance with the Contracted Party’s and freight company packaging standards and delivery specifications.

17. OWNERSHIP AND HAZARD

17.1 Property rights regarding the Goods subject of herein Agreement will be assigned the Contracting Party on delivery of each Good.

17.2 Liability for the hazards connected with the Goods and Services will be assigned the Contracting Party according to the following provisions:

a) In case the Contracting Party has contracted Services from the Contracted Party, liability for the hazards connected to the purchased Goods will assigned the Contracting Party at the time of execution of the Term of Initial Acceptance or In Service Certificate, prevailing that which occurs first; and

b) In case the Contracting Party has not contracted any Services from the Contracted Party, liability for the hazards connected to the purchased Goods will assigned to the Contracting Party simultaneously with delivery of the mentioned Goods.

17.3 Ownership of Software and Documentation will always be of the Contracted Party and/or its relevant licensors, according to Clause 33 of herein Agreement.

17.4 Ownership and liability for any hazards connected with the Spare Parts will be assigned to the Contracting Party on their delivery.

18. TAXES

18.1. The prices listed in Attachment 1 include all taxes at the rates in force on the Base Date of herein Agreement, and the applied ISS is related to the five per cent (5%) rate for Services, to be adjusted according to the rates applicable to the destination of the invoicing.

18.2. In case, during effectiveness of herein Agreement, any taxes, levies, charges or fiscal contributions have been created or the rates used in Attachment 1 have been altered or, in any other manner the Contracted Party’s burdens have been increased or decreased, the prices of herein Agreement will undergo a review, in order to reflect such alterations, to be applied from effectiveness of the legal procedures responsible for introduction of such alterations.

18.3. The Contracted Party will answer exclusively and severally for the payment of all contributions, levies and charges which incur or come to incur on the subject of herein Agreement.

18.4. In case the Contracting Party is legally ordered to withhold from the Contracted Party any amounts for the payment of any taxes and contributions and, as a result from judicial measures obtained by the Contracted Party the Contracted Party does not pay such charges, it is agreed between the Parties that the Contracted Party will bear sole responsibility for eventual tax claims which may be filed against the Contracting Party, which will be duly compensated for any penalties, fines or other consequences which may be demanded as a result from such matter.

19. OBLIGATIONS OF THE CONTRACTED PARTY

19.1. Without prejudice to the other obligations set forth herein, the Contracted Party binds itself to:

a) supply all highest-quality Goods, suitable for corresponding purposes and in condition for making feasible the integration with related systems, Software, Hardware and Services object of this Agreement and included in Attachment 1;

b) upon the issue of a Purchase Order by the Contracting Party, perform the implementation, Commissioning, testing and configuring services of the Goods listed in item “a” above, provided with technical manpower adequate for performing and inspecting such activities, in accordance with the terms set forth herein and in the Attachments hereto;

c) submit the Documentation related to Goods and Services;

d) attend to meetings with the Contracting Party, as agreed, without charge to the latter;

e) promptly provide, according to the specific circumstances of each case, information on the performance of its own activities when requested by Contracting Party, in addition to requesting the latter for pieces of information and documents required for the performance of its activities;

f) strictly comply with the Schedule, keeping a satisfactory quality level of the activities object of this Agreement, without prejudice to the performance of other activities which depend directly upon former ones, promptly reporting to the Contracting Party any fortuitous delays which may have occurred, or which occur further;

g) remove, under its own liability and expenses, all packages and exceeding materials, among others, related to the Goods and Services, transporting same to a location out of the Sites where the Goods have been installed, and keeping them in adequate conservation and cleanness conditions, observing any rule and procedure issued by the Contracting Party and/or government requirements regarding the Site’s management and security, provided that the implementation of the Goods’ acquired by the Contracted Party;

h) take actions concerning sub-contracted parties intended for assuring Contracting Party’s guarantees set forth herein; the sub-contracted parties shall be replaces whenever requested by the Contracting Party by means of a formal notice, provided that the reason is duly justified;

i) submit, when applicable, to Contracting Party’s prior analysis the technical information, drawings, manuals, documents and calculations related to the purposes of this Agreement, including those required for the performance and follow-up of Hardware and Software’s installation and tests, as required, without violating the Contracted Party’s intellectual property rights and observed the terms set forth under Clause 32; it is hereby agreed that any further approval by the Contracting Party does not reduce Contracted Party’s liability or exempt it from same regarding such pieces of information, drawings, manuals, documents and calculations;

j) promptly report to the Contracting Party, by means of written notice or any other means agreed upon between the Parties, any errors or faults detected by the Contracted Party on the performance of the object of this Agreement;

k) allow and enable the Contracting Party, through its representatives, to proceed, at any time, with an inspection and provide the inspectors with all required information and documents, without any charge, in addition to providing likewise free access to places where an activity related to this Agreement is being performed, and keeping the record of all considerable events, notifications, decisions, irregularities, remarks and counterclaims. Notwithstanding, it is hereby agreed that should the Contracting Party wish to carry out tests during the performance of Services by the Contracted Party, such activity shall be previously discussed between the Parties so that it does not interfere with the compliance with the Schedule;

l) purchase under its own name, unless otherwise requested by the Contracting Party, the Goods to be supplied by the Contracted Party and concerned Goods payment shall be under the sole liability of same, and the use of the Contracting Party’s name in such dealings is prohibited;

m) issue with enough time the reports requested by the Contracting Party, as agreed upon between the Parties;

n) obtain the Contracting Party’s prior permission in case of access to Sites under the liability of same;

o) define and keep a full-time technical team as well as an adequate number of professionals to comply with the Contracting Party’s requirements regarding terms and quality set forth herein; such technical team and professionals shall refer themselves to the Project Manager assigned by the Contracted Party, who shall be liable for performing the required interface with the Contracting Party, among other activities;

p) execute all insurance agreements according to Clause 29;

q) carry out the payment of salaries, all labor, social security and any other burdens required by the applicable law, and its employees and sub-contracted parties regarding the object of this Agreement, and such obligations are under the Contracted Party’s sole liability;

r) comply with all obligations related to labor safety rules applicable to the object of this Agreement, in compliance with the law in force; it is liable for providing all its employees with each and every, collective or individual, piece of equipment (mainly helmets, shoes, safety belts, etc.), in addition to requiring from same and their sub-contracted parties the equipment use and the compliance with relevant rules, making sure that such pieces of equipment are being properly used;

s) supply, directly or by means of sub-contracting, local Items, provided and so identified in the Unit Price List – Attachment 1, duly registered in FINAME as per the law in force. Items not provided in the Unit Price List, shall be subject to terms and conditions specific for complying with FINAME’s terms;

t) provide all Items, when applicable, on visible places, with identification cards comprising: registered manufacturer’s name, Item manufacturing site and year, in addition to their technical identification and part number;

u) take over the whole liability for fortuitous accidents caused by its employees or sub-contracted parties to the Contracting Party and third-parties during the execution of this Agreement, in addition to direct loss and damages caused to the Contracting Party and third-parties, as per Clause 30;

v) be fully responsible for its employees and sub-contracted parties, including charges related to social security, accidents and burdens of managing, punishing, taxing and civil nature; the Contracted Party shall be deemed the sole employer and it is clear from now on that there is no relationship of any kind between the employees of the Contracted Party and the Contracting Party;

w) be fully responsible for the deliver of Goods and Services at the right addresses, as informed in the Purchase Orders accepted by same; additionally, it shall be likewise responsible for the additional expenses and the risks related to the transport deriving from the delivery at sites other than those informed in the Purchase Orders accepted by same; and

x) be fully responsible for the removal of Goods which have been delivered at the Site without being requested by the Contracting Party.

19.2. The Contracted Party shall carry out its duties pursuant to its own methods and standards, and complying with all requirements and technical specifications agreed upon between the Parties; the Contracted Party is compelled to comply with applicable standards, including those officially published by Anatel and ABNT (Brazilian Association of Technical Standards).

19.2.1

The Goods shall comply with all effective regulations (including Resolutions 316, 317, 318, 319, 320, 321, issued in the year of 2002, in addition to the old ones 252/2000, 226/2000, 263/2001, issued by Anatel) or those eventually established by Anatel and other regulating bodies.

19.2.2

The Contracted Party is liable for adjusting Goods and Services according to the regulations established by Anatel and other regulating bodies, effective until November 11, 2002; the Contracting Party shall not be liable for any charge regarding such adjustment.

19.3. The prices of Goods set forth herein are based on Anatel’s specifications officially published until November 11, 2002. Should Anatel or any other competent regulating body either modify or establish new specifications which imply in changes in the Goods supplied by the Contracted Party, the Parties shall come to an agreement on the prices deriving from such changes.

19.3.1.

Notwithstanding the provisions under sub-clause 19.3. above, the Parties hereby agree that further regulations which may detail, repeat or adjust subjects which have been object of regulations (Resolutions, Ordinances, Standards or Acts issued by Anatel or other regulating bodies) in force until November 11, 2002 applicable hereto, shall be complied with by the Contracted Party without any charge to the Contracting Party, even if such subject have been ruled by means of a regulation issued with a new number upon such date. The Parties hereby agree that deriving adjustments shall be always limited to subjects object of regulations issued until November 11, 2002.

19.3.2.

Should Contracted Party have developed, as per the Contracting Party express resolution, features which are regulated by Anatel in a way other than that determined by the Contracting Party, the adjustments required for the new regulation issued shall be agreed between the Parties.

19.4. The Contracted Party binds itself to submit homologation certificates for all equipment models supplied, which may be subjected to mandatory certification, with the respective effective date updated.

19.5. Contracting Party recognizes that the Contracted Party shall not be liable for obtaining permits related to the Sites.

20. OBLIGATIONS OF THE CONTRACTING PARTY

20.1 Without prejudice to the other obligations set forth herein, the Contracting Party binds itself to:

a) make the access to the Sites available and feasible for Contracted Party’s personnel and sub-contracted parties, with all specifications set forth in the RFI (Ready for Installation) document as provided in Attachment 5, such as heating, air-conditioned, lighting, current airing and electric power points, storage proper space, if required, and related quality levels, on the dates established on the Implementation Plan to be defined between the Parties, or which are otherwise reasonably required for allowing the Contracted Party to begin and accomplish the Implementation, without interruptions;

b) provide, as reasonably specified by the Contracted Party, any pieces of information requested by same and which are required for the System’s or Part of the System’s project, engineering and Implementation, or otherwise required for the Contracted Party to comply with its obligations as per this Agreement as, for instance, among others, technical data for interfacing with existing systems, data and plans of the respective Site on the dates specifically provided in the Implementation Plan, or as otherwise required for the Contracted Party to comply with its duties;

c) provide the Contracted Party with effective help to obtain and maintain any entry or working visa or permit required for the personnel contracted by same;

d) provide the Contracted Party with effective help to obtain and maintain the licenses required for importing and re-exporting the Equipment of same on temporary and tax-free basis, within five (05) days as of the Contracted Parties’ request;

e) provide the Contracted Party monthly with a forecast of Goods demand without any purchase obligation on the Contracting Party’s part;

f) obtain required permits for building up and operating the Sites;

g) carry out the payments regarding the supplies object of this Agreement, as per the terms and conditions set forth herein and Attachments hereto.

20.2 Should the Contracting party fail to comply with or be behind schedule in the compliance with its obligations as per clause 20, it shall then reimburse the Contracted Party for all additional costs and expenses the latter may incur for complying with impacted obligations, provided that such additional costs and expenses are proved by the Contracted Party and validated by the Contracting Party, without prejudice to the Contracted Party’s right to postpone its obligations as per the provisions under sub-clause 25.2, or to another term agreed upon between the Parties. The Contracted Party shall be reimbursed for all such costs and expenses within thirty (30) days as of the issue of the respective Bill of Sales/invoice by same.

21. PROJECT MANAGEMENT

21.1 Both Contracted Party and Contracting Party, for the effective period of this Agreement, shall appoint a Project Manager for the Agreement who:

a) shall have authority to make routine decisions concerning the execution of this Agreement; and

b) shall keep the closest cooperation possible with the Project Manager of the other Party, as the case calls.

21.2. The Parties shall appoint the individuals who shall replace the Project Managers should they be absent or fortuitously prevented from performing their functions.

21.3. Every communication regarding the performance development of this Agreement’s object, shall be made by means of a written notice and forwarded to the Project Manager of the other Party, except for cases of oral agreement, determined according to the job’s urgency, which shall be confirmed by means of written notice within three (03) days as of its occurrence.

21.4 Each Party shall formally report to the other Party the complete name and position of its Project Manager.

21.5 Except for reasons justified and accepted by the Contracting Party, the Contracted Party shall keep at the former’s disposal, for the effective period of this Agreement, its Project Manager who shall be responsible for the management of the System’s Implementation and Inspection.

21.6 The Contracted Party shall appoint a professional duly registered at the local Regional Council of Engineering, Architecture and Agronomy (CREA), as the technical person in charge of contracted Services’ Implementation.

21.7 Each Party shall be liable for travel and daily expenses of its respective professionals involved in the Project Management, provided it is not otherwise agreed between the Parties hereunder.

22. MILESTONES

22.1 Both Parties shall comply with the Schedule, observing the respective activities as set forth in Attachment 2.

22.2 The issue of the Initial Acceptance Term by the Contracting Party or the payment to the Contracted Party of any amount due as per the terms herein, shall not exempt the latter from its liabilities regarding performed activities and those to be performed, and shall not imply in the final acceptance of same.

22.3 Should Contracting Party certify the existence of any irregularity or default concerning activities reported as completed by the Contracted Party, these activities shall be deemed uncompleted, and remain as pending events until the latter correct such irregularities or defaults; the Contracted Party shall be liable for deriving expenses.

23. PROGRESS, INSPECTIONS AND TESTING REPORT

23.1. The Contracted Party shall submit to the Contracting Party, weekly or whenever requested by same, a report on the progress of the System’s or Part of the System’s Implementation, as applicable, in order to keep the Contracting Party aware of: (i) its current phase always comparing to the Schedule; (ii) next steps to be taken by the Contracted Party concerning faced troubles, or those to be faced; and (iii) corrections carried out or to be carried out.

23.2. The Contracting Party may, at any time and whenever required, carry out inspections and tests, provided that in compliance with the provisions under Clause 19, letter “k”, concerning the Goods and Services to be supplied by the Contracted Party, in order to verify their compliance with the applicable technical regulations and the specifications provided herein. The following procedures may be performed:

a) Quality control testing;

b) Inspection at the moment of supply; and

c) Installation inspection.

23.3. Unless otherwise agreed upon between the Parties, the Contracted Party shall supply, without charge to the Contracting Party, whatever is required for testing performance in compliance with Attachment 5.

24. ACCCEPTANCE

24.1 Acceptance and testing procedures concerning all items supplied by the Contracted Party in compliance with this Agreement, shall be carried out in accordance with the terms set forth in Attachment 5.

24.2 Acceptance terms concerning the Sites to be made available by the Contracting Party, shall be in compliance with the terms set forth in Attachment 5.

25. PENALTIES

25.1 Contracted Party should deliver Assets according to the Implementation Plan to be defined between the Parties. Such Implementation Plan will be always subject to the Parties’ respective responsibilities, as defined in the Matrix of Responsibilities – Attachment 2.

25.2. In case the Contracted Party is precluded for complying with its obligations for action or nonfeasance reasons attributable exclusively to the Contracting Party or to circumstances of Force Majeure, the term for complying with such obligations will be proportionally postponed for the same number of days such impossibility will be lasting.

25.2.1. In the event the foregoing impossibility occurrence for action or nonfeasance attributable exclusively to the Contracting Party, it should bear with all additional costs incurred by the Contracted Party in complying with obligations involved, since properly proved by the Contracted Party and validated by the Contracting Party.

25.3. Penalties defined in this clause represent the only and total compensation for the non-compliance with obligations defined in this Agreement, however, it is agreed upon that the payment for such penalties to the Contracting Party will not exempt the Contracted Party from the responsibility of complying with obligations established in this Agreement, which gave rise to such penalties, as follows:

25.4. Penalties for Arrears

25.4.1. In the event that, on account of circumstances for which the Contracted Party is responsible, the System or Part of the System is not ready for approval by the Acceptance Tests, according to: (i) dates agreed in the Implementation Plan, or within the extension or postponement period, as the case may be, or (ii) obligations deriving from the Matrix of Responsibility established in the Attachment 2, the Contracting Party will be entitled to require from the Contracted Party the following compensation fines:

25.4.1.1. For each BTS Site, the compensation fine will be, for each full week in arrears, 2% (two per cent) over the aforementioned BTS Site, until 10% (tem per cent) maximum over the BTS Site value.

25.4.1.2. For all other Items, the compensation fine will be, for each full week in arrears, 2% (two per cent) over part of the Item value in arrears (including costs referent to relevant Services, since rendered by the Contracted Party or by its subcontracted parties), or the Item total value when the part involved prejudices its functional quality, until 10% (ten per cent) maximum over part of the Item value or Item value, as the case may be.

25.4.1.3. In the event the compensation fine has been applied within its maximum limit, the Contracting Party shall, upon notification in writing, require the Contracted Party to comply with its obligations in arrears, within a certain period of time, which will not be inferior to 7 (seven) days counted as from the receipt, by the Contracted Party, of the aforementioned notification. Such period will be defined by the Contracting Party, at its exclusive discretion, considering reasonable technical conditions for complying with the obligation, among other conditions that may influence such compliance.

25.4.1.3.1. In case the Contracted Party does not succeed in complying with its obligations within the term established in the abovementioned sub-clause 25.4.1.3, the Contracting Party will be entitled to terminate this Agreement, upon simple notification to the Contracted Party.

25.4.2. The compensation fine payment will not exempt the Contracted Party from the obligation of deliver and Implement the System or Part of the System.

25.5 Penalty for not complying with Technical Specifications

25.5.1 In the event Assets installed do not meet Technical Specifications mentioned in Attachment 4, the Contracting Party will be entitled to apply the following conditions:

(a)

During the Technical Warranty period, the Contracted Party should repair or replace the Asset as soon as possible, without additional costs to the Contracting Party. In this case, it will be applied a compensation fine of 1% (one per cent) of the corresponding Asset value;

(b)

In the event the Asset requested is not available and the Contracted Party has installed another Asset that contains the same or better functional quality, it will not be applied any fine and the Contracted Party will be entitled to install and replace the Asset originally requested, as soon as it is available;

(c)

In the event the Asset requested is not available and the Asset installed does not meet the Technical Specifications agreed upon, it will be applied a compensation fine of 10% (ten per cent) over the Asset relevant value, since the fine established in the abovementioned sub-clause 25.4 was not applied.

25.6 Penalty for not complying with the Utmost Term of Intervention During the Warranty Period

25.6.1. During the Technical Warranty period and in case the Contracted Party incurs in undue arrears, taking into consideration the maximum terms established in sub-clause 26.2, the Contracting Party will apply the following penalty:

  For each delaying hour, 0.2% (point two percent) over the Hardware and/or Software value will be charged, if applicable, and such Penalty limit is established in 20% (twenty per cent) over the Hardware and/or Software value. In the event the limit is attained, the Contracting Party will be entitled to terminate this Agreement.

25.7. Penalties for Network Elements “Down Time”

25.7.1. Contracted Party assures that all Network Elements will be in operation during the Technical Warranty period.

25.7.2. Contracted Party should assure that the annual failure rate for each Network Element (MSC, HLR and BSC) should not exceed 40 (forty) ”down time” minutes (out of operation) per year.

25.7.2.1 In case the annual failure rate is exceeded, the Contracted Party should pay penalties for the period exceeding the annual failure rate agreed upon, using the following formula:

(a) 0.3 % of the Network Element price for each 15 (fifteen) minutes of ”down time” exceeding the annual failure rate, limited to 1.5% (one point five per cent) over the Network Element price; and

(b) 0.5 % of the Network Element price for each 10 (ten) minutes of ”down time” exceeding those 115 minutes under item (a) above, limited to 5% (five per cent) over the Network Element price.

25.7.3. For this sub-clause 25.7 purpose, the annual failure rate will not consider the “down time” caused by:

(i) Preventive maintenance agreed upon between the Parties;

(ii)Handling, sizing or changes inadequately performed by the Contracting Party and/or by its subcontracted parties, since evidenced by the Contracted Party;

(iii) Events of Force Majeure, as mentioned in Clause 31.

25.7.4. During this Agreement validity term, in case of conflicts or doubts between its terms and the provisions of any system support agreement executed or to be executed among the Parties, the agreement conditions that most benefit the Contracting Party should prevail, and the Contracting Party will not be allowed to join simultaneously conditions of one and of other.

25.8 Limitation for all Penalties

25.8.1. Notwithstanding any other conditions established herein, the payment of compensation fines established in this Agreement is limited to 10% (ten per cent) of the accumulated value of Purchasing Orders accepted by the Contracted Party.

26. TECHNICAL WARRANTY

26.1 System or Part of the System

26.1.1 Contracted Party guarantees that Assets are of the best quality, news and do not present any irregularities, defects or errors even though related to the manufacturing (“Technical Warranty”).

26.1.2 The Technical Warranty period applied to Assets will be of 24 (twenty four) months counted as from the Statement of Initial Acceptance or the “In Service Certificate” issuance, the earliest to occur. The Technical Warranty period of Items repaired or replaced will be effective until the original warranty termination, and should never be inferior to 6 (six) months counted as from the Item repair or replacement date.

26.1.3. Notwithstanding provisions mentioned in sub-clause 26.1.2 above, Parties agree herein that the Technical Warranty period for Spare Parts and for all and any Hardware and/or equipment acquired without correlated Services will start in the date of the respective delivery.

26.1.4. Parties agree herein that in the event the Contracted Party is requested for executing a repair or correction or executing any other Services under provisions mentioned in this Clause 26, such Service should be executed by the Contracted Party or by its subcontracted parties, taking into consideration conditions established in this Agreement.

26.1.5. In consideration of provisions mentioned in sub-clauses 19.2 and 19.3, it is agreed upon between the Parties that all Assets should meet the GSM specifications established by the Brazilian legislation, including those related to Anatel and ABNT rules. Furthermore, Parties agree herein that the Contracted Party will not be liable for consequences arising from any modifications performed in the GSM specification, after the supply of Assets to the Contracting Party.

26.1.6. Parties should agree upon with the Technical Warranty terms and conditions applicable to Items not included in the scope of this Agreement.

26.1.7. Defective, irregular or erroneous Assets, which are replaced, should be returned to the Contracted Party.

26.1.8. Assets presenting defects, irregularities or errors should be removed from the Contracting Party facilities upon its authorization, in writing, as provided by this Agreement.

26.1.9. During the Technical Warranty period and at the time a defect, irregularity or error is identified in any Item provided by the Contracted Party, the Contracting Party should notify the occurrence, in writing, to the Contracted Party, who should proceed according to provisions established in sub-clause 26.2, Utmost Intervention Term.

26.1.10. Assets returned for repair or replacement should follow returning instructions and procedures, as per the Request for Repair and Replacement and Control of Defects Report document provided in the Attachment 4. For Items that should be repaired or replaced at the Contracted Party’s plant within the State of Sao Paulo, the Contracting Party should pay for transportation costs since its facilities up to the Contracted Party’s plant and the Contracted Party should pay for all transportation costs for delivering Items repaired or replaced to its place of origin.

26.1.11. During the Technical Warranty period, Hardware units presenting failures that need to be repaired at the Contracted Party’s plant will be returned to the Contracting Party within 60 (sixty) days as from the receiving date at the Contracted Party’s plant of units in question.

26.1.12. Except if otherwise agreed upon by the Parties, with regard to the Software indirectly supplied by the Contracted Party, it will transfer to the Contracting Party warranties granted to the Contracting Party by its supplier and such warranties will be effective for a period of at least 24 (twenty four) months as from the Statement of Initial Acceptance or “In Service Certificate” issuance, the earliest to occur. In case the Contracted Party is unable to transfer such warranties, the Contracted Party should guarantee the aforementioned Software, during a period of 24 (twenty four) months as from the Statement of Initial Acceptance or “In Service Certificate” issuance, the earliest to occur.

26.1.13. Contracted Party guarantees to the Contracting Party that Services will be carefully and professionally executed and in accordance with Technical Specifications agreed upon by the Parties with regard to Services in question, using non-defective materials. In case there is an evidence that Services were not executed as defined in this sub-clause, the Contracted Party, at its expenses, will promptly correct any defects of failures, which are under its responsibility.

26.1.14. Warranties granted in this Clause are the sole warranties and liabilities of the Contracted Party with regard to the System or Part of the System, subject of this Agreement.

26.1.15. In the event that more than 10% (ten per cent) of the total number of any specific unit present identical failures more than 3 (three) times (“Systematic Failure”), generic measures should be taken to solve the problem, by the replacement of faulty units, if necessary. In case the Contracted Party is unable to present a solution in such a way as to prevent such failure to occur again, the Contracted Party will be responsible for the replacement of such unit, including the transportation, Implementation and all other relevant costs.

26.1.16. Contracting Party should repair the faulty Software and should provide Software (“patches”) corrections at the time Software problems (‘bugs”) are detected without any burdens to the Contracting Party during the Technical Warranty period.

26.1.17. Contracted Party will include Software (“patches”) corrections in versions subsequent to those in which the correction was performed, without any additional cost to the Contracting Party, since such Software (“patches”) corrections are indeed necessaries.

26.1.18. Parties agree herein that the Technical Warranty will cover all Assets failures and replacements, excepting the field labor, which will be provided without charges only in the occurrence of a Systematic Failure, and it will not be applicable if:

a) Assets are used and maintained under abnormal conditions or in disagreement with the Documentation, information, orientation provided by the Contracted Party and with the Contracting Party specifications informed and previously agreed upon with the Contracted Party;

b) Contracting Party did not notify the Contracted Party within 10 (ten) days after it took notice of such failures, non-conformities or deviations;

c) Such failures, non-conformities or deviations are undoubtedly caused by equipment supplied by third parties, operationally interconnected to Assets;

d) Contracting Party have hampered the Contracted Party to inspect and solve such failures, non-conformities or deviations; and

e) Contracting Party did not implemented Software Updates to Assets for purposes of failure correction within 1 (one) month counted as from its receipt, during the Technical Warranty period.

26.1.19. Warranties granted in this Clause 26 should not be applied to any failures deriving from Assets modifications, without the previous approval, in writing, of the Contracted Party.

26.1.20. Warranties granted in this Clause 26 are not applicable to consumable Items.

26.2. Intervention Terms

26.2.1 Contracted Party should observe the following intervention terms during the entire Technical Warranty period:

26.2.2 Intervention in case of Emergency (during 365/365 days per year):

a. Help Desk availability: 00:00-24:00 h; b. Site Intervention terms for: MSC, OSS and BSC:

(i) Sao Paulo and Campinas:	within 4 hours after requested, in writing;

(ii) Rio de Janeiro:	within 8 hours after requested, in writing;

(iii) Curitiba and Belo Horizonte:	within 10 hours after requested, in writing;

(iv) Brasilia, Porto Alegre and Goiania:	within 12 hours after requested, in writing;

(v) Manaus and Belém:	within 24 hours after requested, in writing;

(vi) Salvador and Recife:	within 24 hours after requested, in writing.

26.2.2.1. Abovementioned intervention terms depend on flights commercial timetables, if applicable. In case the intervention is needed in Sites not located in Cities other than those provided in the sub-clause 26.2.2 above, Parties will agreed upon about the respective utmost intervention terms.

26.2.3 During this Agreement validity term, in the event of conflict or doubt between provisions established in this sub-clause 26.2 and provisions of any system support agreement executed or to be executed between the Parties, the agreement conditions that most benefit the Contracting Party should prevail, and the Contracting Party will not be allowed to join simultaneously conditions of one and of other.

27. SPARE PARTS

27.1. Contracted Party assumes the obligation to supply to the Contracting Party, for a period of 12 (twelve) years counted as from this Agreement termination date, support services and maintenance, as well as spare parts, associated to each and every Hardware that has been supplied during this Agreement validity term, and it is agreed herein that, after this Agreement termination, terms and conditions (including prices) applicable to such services and spare parts will be subjected to an agreement by the Parties.

27.2. Notwithstanding the foregoing, in the event the Contracted Party opts for discontinuing the supply of any Spare Part, the Contracted Party will address to the Contracting Party a previous notification within 12 (twelve) months, in such a way as to allow the Contracting Party to place Purchasing Orders for the aforementioned Spare parts within such period.

28. PERFORMANCE BOND

28.1 As a warranty for complying with all its liabilities established in this Agreement, the Contracted Party should deliver to the Contracting Party, a “Performance Bond” issued by a first line bank, at the Contracting Party’s discretion, terms of which should observe provisions established in Attachment 6 of this Agreement, as well as the following defined criteria:

28.2. During this Agreement validity term, Performance Bonds should be given for successive periods based on the value corresponding to 15% (fifteen per cent) of Assets supplies and Services rendered, by adopting the following:

a1. For the first Performance Bond validity period, which will comprise the first 6 (six) months of this Agreement validity term, the Performance Bond value should be of R$33,000,000.00 (thirty three millions of Reais), corresponding to 15% (fifteen per cent) of Assets supplies and Services rendered estimated for such period, and the Contracted Party should present the corresponding Performance Bond to the Contracting Party within 30 (thirty) days as from this Agreement signature date;

a2. Within 15 (fifteen) days before the termination of the Performance Bond validity date, given for the period established in “a1” above, the Contracted Party assumes the obligation to present a new Performance Bond, replacing the previous one, which should comprehend the total amount of the equivalent to 15% (fifteen per cent) of the value effective invoiced till then, plus 15% (fifteen per cent) of the value estimated by the Contracting Party for the next 6 (six) months, proceeding as such for subsequent periods until the Agreement termination, except for the last period, which according to the final Agreement maturity date, should be superior or inferior to that number of months.

28.3. Nevertheless, it is agreed upon between the Parties that on account of the Performance Bonds periodical issuance, as provided above, the Contracted Party, after the Agreement termination, should contract a new Performance Bond for the two years subsequent to such termination, related to the Technical Warranty period, under the following conditions: (i) for the first year, counted as from the Agreement termination, the contracted Performance Bond should correspond to 5% (five per cent) of the total amount effectively invoiced until the Agreement termination; and (ii) for the second year, counted as from the Agreement termination, the contracted Performance Bond should correspond to 3% (three per cent) of the total amount effectively invoiced until the Agreement termination.

28.4 Contracting Party is entitled to execute the Performance Bond in case the Contracted Party does not comply with any of its obligations established in Agreement, notifying immediately the Contracted Party about Performance Bond exercise.

28.5 It is also agreed upon by the Parties that Performance Bonds should be issued under first demand conditions, irrevocable and irretrievable, and will not be subjected to any condition stated previously to its executed.

29. INSURANCE

29.1. Contracted Party should offer risks liability insurance for System or Part of the System engineering, installation and mounting, as the case may be, covering damages caused by the Contracted Party and by its subcontracted parties. Such insurance should be contracted from a first line insurance company and should cover all reasonable risks inherent to Services and Assets provided in the subject of this Agreement. Insurance should produce effects until the liability transference, according to Clause 17 therewith. The insurance will also cover costs for Assets replacement as well as its parts and components, which the Contracted Party will deliver to the Contracting Party for the System or Part of the System Implementation, as the case may be.

29.1.1. Abovementioned sub-clause 29.1 is not applicable in cases of installation, tests and integration Services that are rendered by third parties directly contracted by the Contracting Party. Such third parties will assume the responsibility for eventual damages they happen to cause to the Contracting Party’s Assets. Nevertheless, it is agreed upon that, as long as the Contracted Party renders installation, tests and integration Services, jointly and severally with the Contracting Party, the Contracted Party will assume the responsibility for contracting the insurance provided in the abovementioned sub-clause 29.1 with regard to such Services.

29.2. Contracted Party should maintain a Civil Liability Insurance in the amount of R$2,500,000.00 (two millions and five hundred thousands Reais), covering material and/or personal damages caused by the Contracted Party, or by its subcontracted parties, to the Contracting Party or to third parties, during the System Implementation, which should remain effective during this Agreement duration.

29.3. Insurances eventually contracted by the Contracting Party will not constitute a reason for the Contracted Party not contracting insurances stipulated in this Agreement and should not affect the Contracting Party’s right to fix any fine, Penalty, indemnity or liability upon the Contracted Party.

29.4. Contracted Party should present to the Contracting Party copy of insurance policies, fully quitted, stipulated in above sub-clauses 29.1 and 29.2, immediately after its contracting and at each renewal.

29.5. Contracting Party should previously analyze and approve insurance policies coverage conditions, which should not be have any modification during this Agreement duration, without the previous Contracting Party authorization, in writing.

29.6. Insurance policies approval by the Contracting Party does not relieve the Contracted Party’s responsibility for indemnifying the Contracting Party for losses and damages to which it give rise, complying with conditions stipulated in this Agreement, including the event of such amount exceeding the maximum indemnity limit stipulated in the insurance policies.

30. INDEMNITIES AND LIABILITY LIMITATION

30.1 Contracted Party assumes the fully and completely liability, be it upon administrative, civil or penal jurisdiction, for direct damages caused during the execution of its or its contracted parties activities, before the Contracting Party or third parties, holding the Contracting Party harmless of any liability and burdens derived from this Agreement.

30.2 Contracted Party is liable for any expenses, unfavorable sentences or losses related to injuries or death caused to any person, or any other type of damage to any asset belonging to the Contracting Party or to third parties, all of them deriving from this Agreement, and the Contracted Party will assume the responsibility for each defense burdens in any proceeding (judicial or extra-judicial) filed by third parties against the Contracting Party, since proved the Contracted Party or its subcontracted parties’ liability.

30.3 In the event a suit is filed upon the Contracting Party resulting from acts or nonfeasance attributable to the Contracted Party or to its subcontracted parties, including labor, fiscal and/or civil claims, the Contracted Party should hold harmless and indemnify the Contracting Party for any damages, expenses and liabilities, and should substitute the Contracting Party in such claim, observing the following conditions:

a) since the Contracting Party informs to the Contracted Party, in writing and under terms below, the receiving of any, citation, summons or notification, and abstain from making any arrangements referred to, without the previous approval by the Contracted Party:

(i) Judicial citation and summons within 15 days term – within 72 hours;

(ii) Extra-judicial summons within 15 days term – within 72 hours;

(iii) Summons with a 30 days response – within 05 days; and

(iv) Any other summons with a response term superior to 30 days - within 10 days.

a1) Abovementioned terms will be calculated as from the first working day, inclusive, after the receiving of summons, citation or notification by the Contracting Party.

b) since the Contracting Party grants to the Contracted Party full powers to defend the proceeding or to compound with the third party complaint; and

c) since the Contracted Party is informed about all circumstances which the Contracting Party is aware of, and which are significant to the commenced action.

30.3.1 In case the Contracted Party no longer acts for defending such claims or proceedings, the Contracting Party should take all appropriated legal remedies and should be reimbursed of all expenses deriving from such remedies, including judicial costs and attorney’s fees.

30.4 None of the Parties will be, in any circumstance, responsible for the other Party, under this Agreement, for database losses, production losses, businesses or anticipated profits losses or any other incidental damage, whether or not such possibility of damage was reasonably estimated, unless if for deceit reasons.

30.5 The Party aggrieved by losses and damages will use its reasonable endeavors to restrict such losses and damages.

31. FORCE MAJEURE

31.1 Any of the Parties will be released for complying with any of its obligations under this Agreement in the event of Act of God or force majeure (“Force Majeure”), under the terms stipulated in the Brazilian Civil Code, Article 393.

31.2 In case of Force Majeure, the aggrieved Party will promptly notify the other Party, in writing, providing all relevant information. The liability or condition term aggrieved by the Force Majeure will be postponed for the same number of days such hindrance persist or by another tem that will be agreed upon, in writing, by the Parties.

31.3 The lack of a notification under the abovementioned terms will give raise to losing the right of alleging an event of Force Majeure for not complying with any clause or condition stipulated in this Agreement, and the defaulting party will be subjected to penalties stipulated herein.

31.4 If the Force Majeure cause lasts for more than 6 (six) months, then any of the Parties will be entitled to terminate this Agreement, in whole or in part, and the other Party will not be entitled to claim for any indemnity, of any kind.

32. RIGHTS OF INTELLECTUAL PROPERTY

32.1. Copyrights over all drawings, specifications, manuals, documents and data, and the rights of intellectual property provided by one of the Parties to the other, according to this Agreement, should remain with the Party holding such rights, however, the recipient Party will be entitled to the non-exclusive and non-transferable license for using copyrights for the execution of this Agreement, as well as for the System operation and maintenance, when strictly defined in this Agreement.

33. LICENSE FOR SOFTWARE AND DOCUMENTATION USE

33.1 Subject to terms and conditions stipulated in this Clause 33, it is hereby granted to the Contracting Party a license for a period of 50 (fifty) years, irrevocable and non-exclusive, for the Software and Documentation use (subject to payments, by the Contracting Party, of the corresponding amounts), for the operation and maintenance by the Contracting Party itself or by third parties rendering services to the System or to Part of the System, according to this Agreement and its Attachments. With regard to the Software and the Documentation not directly provided by the Contracted Party, it declares that it does not hold the necessary rights to transfer the respective licenses to the Contracting Party for the Software and Documentation use.

33.2. Contracted Party should provide to the Contracting Party during the Technical Warranty period, without any additional charges, Updates of the licensed Software and their corresponding rights, as soon as they are available.

33.3. Contracted Party should provide any Upgrades the to the Contracting Party, as soon as they are available, subject to prices and conditions to be previously agreed upon by the Parties.

33.4. Notwithstanding any provisions otherwise stated in this Agreement, it is agreed upon herein that Contracting Party will not receive any ownership or proprietary rights over the Software or the Documentation and such rights will remain with the Contracted Party or its suppliers.

33.5. Contracting Party agrees that the Software or the Documentation that is being provided herein or any of their renewals, extensions or roll-outs will be considered as exclusive and as a business secrecy of the Contracted Party or of its suppliers, and will be subject to provisions stipulated in Clause 36.

33.6. In view of the foregoing, the Contracting Party:

a) will not supply or make available the Software or the Documentation or any of their parts or features (including any of their methods or concepts used or specified) to any third party, except to their employees of services rendered companies, as necessary;

b) will not make any copies of the Software or the Documentation or any of their parts, except for backup purposes;

c) when copies allowed as mentioned above are executed, it will transfer to such copies any advise of copyright or other advise contained in the Software or in the Documentation;

d) will not modify, de-compile, translate (except for internal use), adapt, arrange or correct any error or make any change in the Software or in the Documentation without the Contracted Party’s previous approval, in writing; and

e) will not use the Software or the Documentation for other purpose but the one allowed in this Clause 33; e

f) will not transfer the Software and/or Documentation license to another Network Element but the one it was contracted for, as well as outside the territory, without the Contracted Party’s previous consent, in writing.

33.7. Contracting Party and any Contracting Party’s successor holding the ownership of the Hardware or part of the Hardware will be entitled to, independently of the Contracted Party consent, transfer this license to a third party, who acquires the System or part of the System, since such third party assumes the obligation, in writing, to adhere to all terms and conditions stipulated in this license.

33.8. Obligations of the Parties, as stipulated in this Clause 33, will survive to the termination or expiration of this Agreement, for whatever reason.

33.9. The Software licensed according to this Agreement will be delivered in one inseparable package containing also, in addition to the Software, other programs or technical resources, which will not be allowed to be used by the Contracting Party as they concern to additional applications. However, upon the Contracting Party’s request, the Contracted Party is able to offer a license for using such other software programs or technical resources under the same terms and conditions stipulated in this Agreement, excepting with regard the price, which should be negotiated between the Parties.

33.10. Contracting Party agrees with not transferring, directly or indirectly, any American technical data (including the software) that are part of the OSS System, which the Contracted Party have acquired from the Gensym Corporation company, or any other associated product, without the previous authorization, in writing, of the American Trade Department or other American government agency, to the following countries: Albania, Angola, Armenia, Azerbaijan, Byelorussia, Bosnia and Herzegovina, Bulgaria, Cambodia, Cuba, China (PRC), Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgystan, Laos, Lithonia, Libya, Lithuania, Moldova, Mongolia, Korea North, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

33.11. The Contracting Party will use the software referred to in sub-clause 33.10 above, strictly for executing its businesses in Brazil and only for pacific and not for military purposes.

33.12. Contracting Party should not export the Software referred to in above sub-clause 33.10 without the Contracted Party’s formal authorization (except for repair / updating / maintenance purposes at the manufacturer plant or at another manufacturer plant, it may indicate).

34. INFRINGEMENTS TO RIGHTS OF INTELLECTUAL PROPERTY

34.1 Contracted Party will indemnify and hold the Contracting Party harmless from all suits and claims of patents, copyrights, registered drawings infringements or any other intellectual property rights in view of Assets use, according to conditions stipulated in this Agreement and the Contracted Party, at its discretion and expenses, will promptly:

i) obtain, to the Contracting Party, rights for Assets continuous use, or

ii) replace or modify Assets in such a way that they no longer infringe such rights, since functional qualities and performance are maintained.

34.2 In case the Contracted Party does not attain none of above indicated options, enabling the Contracting Party to remain legally able to exercise rights of use associated to Assets, the Contracted Party should remove the complete Software associated to the infringement and should indemnify the Contracting Party for the purchasing price paid and updated based on the market conditions then in force, referent to this or any similar Software, in the event such Software is off-the-shelf. If the Software returned under the terms of this sub-clause is a component, which absence may affect the functional quality of the System or part of it, the Contracted Party should restore such System functional quality assuming the responsibility for direct damages caused to the Contracting Party, since:

a) the System is being correctly used in accordance with the Documentation and the purposes stipulated herein;

b) Contracting Party informs the Contracted Party, in writing, under the terms of letter “a”, sub-clause 30.3., about any claim filed on the account of the supposed infringement, as aforementioned, and abstain from acting for the account of such claim without the previous approval of the Contracted Party;

c) Contracting Party informs the Contracted Party, in writing, under the terms of letter “a”, sub-clause 30.3, in case any proceeding that is being brought before a court by any third party, on the account of such claim and the Contracted Party will have full power to defend and to enter into an agreement by means of a lawyer;

d) Contracted Party is informed about all knowledgeable circumstances of the Contracting Party that are pertinent to the proceeding brought before a court and that the Contracting Party abstains from all remedies related to the proceeding brought before a court that may aggrieve the Contracted Party;

e) Contracting Party offers to the Contracted Party a reasonable support necessary to make a settlement or to defend the proceeding brought before a court;

f) the infringement or supposed infringement was caused by Items supplied by the Contracted Party under the terms of this Agreement; and

g) the infringement or supposed infringement does not derive from any System modifications, by the Contracting Party, and not approved by the Contracted Party.

34.3 Since properly notified, the Contracted Party will hold the Contracting Party, its officers, employees and proxies, harmless from any actions, claims, suits or proceedings brought before a court against the Contracting Party and will indemnify it for any expenses, costs, unfavorable sentences and damages it may be ascribed by means of judicial judgment or settlements made, resulting from any infringements stipulated in this Clause.

34.4 This Clause 34 establishes the Contracted Party’ sole obligation and the Contracting Party’s sole appeal concerning claims or infringements of intellectual property rights argued by a third party in view of inadequate use of the System, according to conditions stipulated in this Agreement.

35. SUBCONTRACTING

35.1. In case the Contracted Party intends to subcontracting part of is obligations under this Agreement, the Contracted Party should deliver subcontracted parties names to the Contracting Party for its approval, specifying obligations of each subcontracted party. Within 10 (ten) days after receiving such notification, the Contracting Party should communicate to the Contracted Party, in writing:

(a) The list approval of the subcontracted parties; or

(b) The list rejection of the subcontracted parties or of one specific subcontracted party, providing, also, relevant, valid and detailed information concerning the rejection. Information provided by the Contracting Party should not, for whatever reason, be disclosed to third parties, including subcontracted parties. In the absence of such notification by the Contracting Party, the list of subcontracted parties will be considered approved after the aforementioned termination date of 10 (ten) calendar days.

35.2. At all events, the Contracting Party will remain fully responsible for all actions and/or nonfeasance of its subcontracted parties and for the strict execution of this Agreement.

36. CONFIDENTIALITY

36.1 All information disclosed under this Agreement, be it disclosed in writing or orally, should be considered confidential and exclusive, except if strictly indicated as non-confidential at the time of its disclosure. The recipient Party should clearly use, have used, disclose such non-confidential information to third parties; except, however, if no provisions contained in this Clause is considered as an assignment of any license as per any intellectual property right.

36.2 Except as provided in sub-clause 36.3 below, the Party receiving such confidential information assumes the obligation to handle it as strictly confidential and will not disclose, directly or indirectly, to any other individual, company, corporation, association or legal entity, for whatever purposes, the confidential information then received and will not use or copy such confidential information, except for this Agreement purpose. Such confidential information may be disclosed only to those employees, advisers and subcontracted parties of the recipient Party, who present the need to have access to such information for the purpose that they are being disclosed, and who have secrecy liability before the recipient Party.

36.3 Such liability will not enforce any obligation to any of the Parties with regard to any part of such information, which:

a) is of the recipient Party’s knowledge before it was received from the other Party (as evidenced in the registration files of the recipient Party);

b) is of general knowledge or, (without the act practice or nonfeasance by the recipient Party) become of general knowledge;

c) is provided to the recipient Party by a third party, who the recipient Party believes in good faith is free to do such disclosure and without restriction about such disclosure;

d) is disclosed to a third party by the proprietary Party of the confidential information, without restriction about such disclosure;

e) is developed independently of the recipient Party without any confidential information provided by the discloser Party.

36.4 Notwithstanding any other Clause of this Agreement, the Contracting Party consents herein with the disclosure of information concerning this Agreement that may be necessary for the Contracted Party to transfer any accounts receivable to any financial institution or other third party, considering the condition agreed upon in sub-clause 36.2.

36.5 The secrecy obligation stipulated in this Clause 36 will survive to the termination or expiration of this Agreement during a period of 5 (years) years, counted as from its termination date.

37. INTERCEPTION

37.1 Contracting Party is aware that the “intercept” function is a technical functional quality available in Assets, subject of this Agreement, allowing the Contracting Party to comply with provisions established in the Act 9296/96, which deals with telephone communication interceptions of any kind and, therein, also recognizes that:

i) The “intercept” function may intercept third parties communications, which may delineate a criminal violation, if used in disagreement with the applicable legislation;

ii) Consequently, the use of such function will take place only with regard to the aforementioned legislation and, therefore, requires the existence of a specific judicial order emanated from a competent judge;

iii) The function scope provided by the Contracted Party does not comprise any equipment (as for example, but not limited to, audio recording or data storage equipment regarding monitored calls), which should form a monitoring center, in which the function will be in conditions to be operated; and

iv) Each and every responsibility of the Contracted Party is limited to the function supply, and the Contracted Party is not liable for the commissioning, except for its implementation, and in this case such implementation will not take place in the course of any monitoring operation, for the monitoring accomplishment, or for the function use, and the Contracting Party declares that it recognizes the legal limitation of the function use, which will be applied to its employees, subcontracted parties and eventual proxies.

38. AGREEMENT EFFECTIVE DATE AND DURATION

38.1. This Agreement will be in force in the date of its signature and will be effective until December 31st, 2004, and its effects should retroact back to May 8, 2003. This Agreement is subject of renewal upon mutual agreement, in writing, by the Parties.

38.1.1. Parties agree that, with regard to TIM CELLULAR, this Agreement effects should retroact back to June 01st, d 2003, instead of May 8, 2003, and this Agreement will remain equally valid until December 31st, 2004.

39. TERMINATION

39.1 In case the Contracting Party becomes liable for a maximum compensation fine under the terms of sub-clause 25.8, the Contracting Party may, upon notification in writing, request to the Contracted Party for concluding the Implementation of the delayed System or Part of the System within a specific period, which will reasonably take into consideration technical conditions and others in force and also delays that have already occurred, which will be not inferior to 30 (thirty) days. If the Contracted Party does not conclude the Implementation within such period, the Contracting Party will be liable to promptly terminate the Agreement upon notification in writing to the Contracted Party and without prejudicing the right of receiving the compensation fine stipulated in this Agreement.

39.2 Any of the Parties will be entitled to terminate this Agreement notifying, in writing, the other Party, upon the occurrence of any of the following events:

a) In case the other Party commits an infringement to this Agreement and, after receiving a notification in writing specifying the infringement or nonfeasance, does not remedy the violation within the period specified in such notification, which should take into consideration all relevant circumstances and should not be inferior to 30 (thirty) days.

b) In case of bankruptcy or insolvency processes are filed against the other Party and such processes are not liquidated within 45 (forty five) days counted as from the process filing date, or if the other Party applies for creditor’s composition.

c) On account of a Force Majeure event, as provided in Clause 31.

d) In the event the Contracting Party’s licenses for operating the System are revoked.

39.3 The termination or expiration of this Agreement, for whatever reason, will not prejudice any right or liability of any of the Contracting Parties, regarding to this Agreement, deriving from such termination or expiration.

39.4 In the event of this Agreement termination, for whatever reason defined in this Clause, the Contracted Party will not be liable to any indemnity, being entitled only for receiving payment for Assets already supplied and/or manufactured, for Services already rendered (observed that such Assets and Services are in accordance with this Agreement and its Attachments), as well as for all costs incurred and properly proved by the Contracted Party with regard to Purchase Orders already issued by the Contracting Party, however not yet delivered by the Contracted Party, not limited to equipment, materials or services already acquired from third parties by the Contracted Party and personnel involved in their execution, until the effective date of this Agreement termination. Such costs should be available for inspection by the Contracting Party upon its previous request, in writing.

39.4.1 Depending on the Purchase Orders execution level, the Contracting Party will have the option to request that the same are concluded and Assets and Services requested in it, are delivered to the Contracting Party, according to conditions agreed upon herein.

39.5 The termination or expiration of this Agreement will not cause to the Contracting Party the termination of the right to use the licensed Software and Documentation under the terms of this Agreement.

40. JOINT RESPONSIBILITY

40.1. Ericsson Telecomunicações S.A. and Ericsson Serviços de Telecomunicações Ltda are jointly responsible before the Contracting Party for any obligations established in this Agreement, and the Contracting Party may require from both or from one of them the full compliance with all liabilities established in this Agreement.

41. NOTIFICATIONS

41.1 All communications provided in this Agreement will be made in writing and e provided for delivery in hands or by registered letter for the following addresses:

For the Contracted Party:

Sr. Lourenço Pinto Coelho
Rua Maria Prestes Maia, n.º 300
Sao Paulo – Capital
ZIP CODE 02047-901

For the Contracting Party:

To MAXITEL, TIM SUL, OPERADORAS TIM NORDESTE E TIM CELULAR S.A.:
Sr. Jorge Firpo
Rua Fonseca Teles, nº 18, São Cristóvão
Rio de Janeiro – RJ.
ZIP CODE: 20.940-200

41.2 All notifications will be effective as from their receiving by the other Party.

42. GENERAL PROVISIONS

42.1 No additions or modifications in this Agreement will be in force or entail any of the Parties except if agreed upon in writing and signed by properly authorized representatives of each Party.

42.2. This Agreement establishes and constitutes the complete agreement between the Contracting Party and the Contracted Party concerning its subject matter, and will replace any and all previous agreements, understandings, promises and representations made by one Party to the other, with regard to this subject.

42.3. No one Party will make publicity or disclose any information connected to this Agreement without the previous authorization of the other Party, except that the Contracted Party may disclose its appointment as the Contracted Party and the Agreement amount.

42.4. No one Party will be entitled to assign, except as provided in sub-clause 33.7, this Agreement or any right or obligation herein contained without the previous consent, in writing, of the other Party.

42.5. Notwithstanding any other provisions established in this Agreement, the Contracted Party will be entitled to: (i) perform the assignment and transference of any receivable deriving from this Agreement to any financial institution or other third party; (ii) grant securities, factoring, discounts, credits, banking collections and collaterals deriving from this Agreement, upon the Contracting Party’s previous consent, in writing. Therefore, the Contracted Party should address a notification, in writing, to the Contracting Party and it will have a period of 7 (seven) days counted as from its receiving, to inform its decision. In the event the Contracting Party does not inform its decision within that period previously agreed, it will be considered that the Contracting Party has authorized the receivable granting, object of the Contracted Party’s correspondence.

42.6. The Portuguese language will be considered as the language used in all documents and correspondences related to this Agreement signature, except if otherwise agreed upon between the Parties, as well as in what refers to some Technical Specifications.

42.7. This Agreement will be construed and governed according to the Brazilian Federative Republic legislations.

42.8. The allowance of any term, forbearance or waiver of an obligation from one Party to the other Party will be considered isolated or peculiar to that specific occasion or purpose, not prejudicing the future compliance with terms and conditions of this Agreement. If any of the Parties does not exercise, at the appropriate time, the right deriving from this Agreement, such act will not represent waiver or compliance, and should be construed as mere liberality, and such right may be exercised at any time.

42.9. Contracting Party hereby is informed that the Hardware sale and the Software and Documentation license transference by the Contracting Party, as provided by the sub-clause 33.7, under an export situation, may require an exportation / re-exportation license of certain Sweden and/or USA governmental agencies. Contracting Party is considered as a GSM operator and should become a “GSM Association” member, if applicable, in order to comply with applicable international rules. Contracted Party will be responsible for encumbrances of any kind, such as: penalties, fines, indemnities, among other, that by chance may be imposed to the Contracting Party in case of loss of the right of use or changing of algorithms not caused by the Contracted Party. All costs concerning to the “GSM Association” affiliation and/or acquisition of licenses, authorizations and algorithms will be for the Contracting Party’s account.

42.10. If any of the terms and conditions provided in this Agreement bet to be or become null for whatever reason, it should not affect all other provisions of this Agreement and, in such event, the Parties will use their respective reasonable endeavors to immediately replace such null provision by new provisions. The content of new provisions should, at the utmost possible, correspond closely to the legal and economical content of former terms and conditions.

42.11. This Agreement binds of its own the Parties and its successors and, in case of companies’ succession, by any of its forms, subrogates to the succeeding entity all rights and obligations assumed in this Agreement.

43. ARBITRATION

43.1. In case of a controversy occurrence between the Parties, concerning this Agreement and independent or order, the Parties will submit the controversy to arbitration.

43.2. Parties agree that the arbitration result will be binding to them and no appeal to the arbitration judgment will take place.

43.3. The Parties hereby submit to the FIESP Arbitration Committee and to its rules to settle eventual doubts deriving from this Agreement.

43.4. The Parties will elect arbitrators who should resolve the question, in common agreement and in a number of 3 (three), among the FIESP Arbitration Committee staff of arbitrators.

43.5. The loser Party will support all arbitration costs.

43.6. A legal adviser may represent the Parties, at their discretion, to follow the procedure. Each Party will support all expenses concerning its own legal adviser.

43.7. In case there are no conditions to select arbitrators to solve the question, in common agreement, the FIESP Arbitration Committee should indicate them, according to its own rules.

43.8. The Arbitration procedure will commence upon simple notification from one Party to the other, communicating its intention to look for the arbitration court to solve the pending subject.

IN WITNESS whereof the Parties hereto have executed this Agreement in 6 (six) copies with the same content and format..

Date: October 2, 2003

Place: Rio de Janeiro

MAXITEL S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TIM SUL S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TIM CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELPE CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELERN CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELEPISA CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELECEARÁ CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELASA CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

TELPA CELULAR S.A.

By: /s/ Jorge Firpo	By: Luis Roberto Antonik

Name: Jorge Firpo	Name: Luis Roberto Antonik

ERICSSON TELECOMUNICAÇÕES S.A.

By:..................................................................	By:..................................................................

Name:..................................................................	Name:..................................................................

ERICSSON SERVICES DE TELECOMUNICAÇÕES LTDA.

By:..................................................................	By:..................................................................

Name:..................................................................	Name:..................................................................

Witnesses:

Name:..................................................................	Name:..................................................................

CPF:...........................................................	CPF:...........................................................

Last page of the Agreement of Assets and Services Supply

Attachment I to Goods and Service Supply Agreement concerning the Provisioning and Implementation of a GSM Mobile Telephone System

ATTACHMENT 1 - LIST OF UNIT PRICES, DISCOUNTS AND VOUCHERS

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Attachment I to Goods and Service Supply Agreement concerning the Provisioning and Implementation of a GSM Mobile Telephone System

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Attachment I to Goods and Service Supply Agreement concerning the Provisioning and Implementation of a GSM Mobile Telephone System

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